Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Reports Second Quarter 2014 Results

and Business Highlights

•	$80 million of product sales, projects, awards, and service contracts announced

•	Utility projects for electric grid support totaling 5.6 megawatts

•	On-site combined heat and power 1.4 megawatt project for a university

•	5.6 megawatts of new fuel cell module sales to support Korean market demand

•	Expansion of POSCO Energy partnership including global customer collaboration and integrating global supply chain to lead to further product cost reductions

DANBURY, CT – June 3, 2014 — FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in the design, manufacture, operation and service of ultra-clean, efficient and reliable fuel cell power plants, today reported results for its second quarter ended April 30, 2014 along with an update on key business highlights.

Financial Results

FuelCell Energy (the Company) reported total revenues for the second fiscal quarter of 2014 of $38.3 million compared to $42.4 million for the second fiscal quarter of 2013. Product sales for the second quarter of 2014 totaled $27.7 million, comprising $26.1 million of power plant revenue, fuel cell module and fuel cell kit sales, including 5.6 megawatts of fuel cell module sales to POSCO Energy that is in addition to the existing multi-year 122 megawatt fuel cell kit order, and $1.6 million of power plant component sales and site engineering and construction services. Increasing quarterly revenue is expected in the second half of 2014 supported by recent project announcements. Power plant revenues were higher in the prior year period as a result of the 14.9 megawatt Bridgeport fuel cell park, which was installed and completed during 2013, with a portion of revenue recognized during the second quarter of 2013.

Service and license revenues for the second quarter of 2014 totaled $7.2 million compared to $4.1 million for the prior year period with the growing installed base contributing to higher service revenue, and scheduled fuel cell module exchanges in the current quarter exceeding the level of scheduled exchanges in the prior year period.

Advanced technologies contract revenue was $3.4 million for the second quarter of 2014 compared to $4.0 million for the second quarter of 2013.

Total backlog increased sequentially to $342.8 million at April 30, 2014 compared to $326.9 million at January 31, 2014. Backlog at April 30, 2014 included only one of the two 2.8 megawatt power plants awarded by United Illuminating and announced in April 2014. The second plant and the associated service contract, totaling approximately $28 million, is expected to be included in backlog for the third quarter of 2014.

•	Product sales backlog was $146.6 million and 89.1 megawatts at April 30, 2014.

•	Service backlog was $181.9 million at April 30, 2014.

•	Advanced technologies contracts backlog was $14.3 million at April 30, 2014.

FUELCELL ENERGY SECOND QUARTER 2014 RESULTS	PAGE 2

The gross profit generated in the second quarter of 2014 totaled $1.6 million compared to $2.3 million in the second quarter of 2013. The second quarter 2014 gross margin was 4.2 percent compared to 5.5 percent for the prior year period as product sales in the current quarter were composed primarily of fuel cell kits and fuel cell modules compared to higher margin complete power plant revenue in the prior year quarter from the Bridgeport fuel cell park project.

Loss from operations for the second quarter of 2014 was $8.8 million compared to $7.2 million for the second quarter of 2013. Operating expenses increased year-over-year as spending was accelerated into the first half of the fiscal year for select engineering projects that further enhance the customer value proposition and to support increased proposal activity for large projects.

Net loss attributable to common shareholders for the second quarter of 2014 totaled $16.6 million, or $0.07 per basic and diluted share. Excluding the non-cash embedded derivative adjustment of $5.9 million associated with conversions of Senior Unsecured Convertible notes, the adjusted net loss attributable to common shareholders totaled $10.7 million or $0.04 per basic and diluted share. Please refer to the accompanying Notes to Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations for more detailed information on these Non-GAAP measures. For the comparable prior year period, net loss attributable to common shareholders totaled $8.2 million or $0.04 per basic and diluted share.

Year-to-Date 2014

For the six months ended April 30, 2014, the Company reported revenue of $82.7 million compared to $78.8 million for the prior year period. Product sales were $62.2 million compared to $63.4 million for the prior year period. Revenues in the prior year period benefitted from the now-completed Bridgeport fuel park whereas the 5.6 megawatt utility award and 1.4 megawatt university project announced at the end of the second quarter of 2014 did not impact revenue for the quarter. Service agreement and license revenues were $12.1 million compared to $9.1 million for the prior year period. Advanced technologies contract revenues totaled $8.4 million, compared to $6.3 million for the prior year period.

For the six months ended April 30, 2014, gross profit was $3.8 million compared to approximately breakeven for the six months ended April 30, 2013. The gross margin for the six months ended April 30, 2014 was 4.6 percent.

Loss from operations for the six months ended April 30, 2014 was $16.3 million, compared to $18.3 million for the six months ended April 30, 2013. Initiatives to further enhance the cost profile of multi-megawatt installations accounted for the year-over-year increase in research and development expenses.

Net loss attributable to common shareholders for the six months ended April 30, 2014 was $28.0 million or $0.13 per basic and diluted share, or excluding the non-cash embedded derivative adjustment associated with conversions of Senior Unsecured Convertible notes, the adjusted net loss attributable to common shareholders totaled $19.7 million or $0.09 per basic and diluted share. For the comparable prior year period, net loss attributable to common shareholders totaled $20.6 million or $0.11 per basic and diluted share.

Cash and cash equivalents and restricted cash

Cash and cash equivalents and restricted cash totaled $89.4 million at April 30, 2014. Net cash used by operating activities in the second quarter of 2014 was $10.6 million, including an increase in inventory of $3.9 million in preparation for recent project and order announcements and a decrease in payables of $3.8 million due to timing of vendor payments. Capital spending was $1.1 million and depreciation expense was $1.1 million for the second quarter of 2014. The Company used cash of $5.6 million in the second quarter to reduce the outstanding balance of the revolving credit facility extended by JP Morgan Bank and converted $22.0 million of its Senior Unsecured Convertible Notes to equity in the quarter.

FUELCELL ENERGY SECOND QUARTER 2014 RESULTS	PAGE 3

Business Highlights

“Fiscal year to date orders and awards total 16.3 megawatts and we have a high degree of confidence in meeting our targeted 30 megawatts and expect to close additional orders above this level by the end of the calendar year,” said Chip Bottone, President and Chief Executive Officer, FuelCell Energy, Inc. “Our sales teams are actively advancing projects in North America and Europe, and witnessing greater appreciation of the attributes of our ultra-clean power generation solutions, giving me confidence in our near-term ability to progress projects in the sales pipeline to closure.”

The Company announced a utility-scale award by United Illuminating for two power plants totaling 5.6 megawatts, the second largest customer announced to-date in North America. Both plants will supply power to the electric grid.

A combined heat and power project for the University of Bridgeport was announced during the second quarter whereby the University will purchase electricity and useable heat under a long term power purchase agreement. The Company will install the power plant and expects to sell the project to a project financier before completion or at commissioning, with multiple project investors expressing interest due to the attractive financial profile of fuel cell power plant projects.

The Company is experiencing heightened interest from large multi-national companies evaluating fuel cell installation opportunities globally. During the second quarter of 2014, the partnership with POSCO Energy was expanded to address global customer collaboration. In addition, integration of the joint fuel cell global supply chain was further defined to consolidate the purchase of raw materials and components used for fuel cell power plants.

Production Update and Financial Model Guidance

The Company maintained an annual production run-rate at the Torrington, Connecticut production facility of approximately 70 megawatts during the second quarter of 2014, producing 17.5 megawatts of cell components for fuel cell kits, modules, and fuel cell power plants. Fuel cell shipments totaled 15.7 megawatts during the second quarter of 2014 compared to 12.6 megawatts in the prior year period. The Company has capacity in place to support an annual run-rate of 100 megawatts.

Based on production planning and the favorable progress of contract negotiations underway on a number of projects, increasing quarterly revenues are forecasted in the second half of fiscal 2014 and into 2015. With this level of expected activity, the Company is targeting average quarterly revenues for the second half of 2014 in the $50 – $60 million range at the current production level. The Company continues to target break-even cash flow as measured by earnings before interest, taxes, depreciation and amortization (EBITDA) at the current 70MW run-rate based on expected order closure of complete power plants that will enhance the sales mix and expand margins.

FUELCELL ENERGY SECOND QUARTER 2014 RESULTS	PAGE 4

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power at more than 50 locations worldwide. With more than 300 megawatts of power generation capacity installed or in backlog, FuelCell Energy is a global leader in providing ultra-clean baseload distributed generation to utilities, industrial operations, universities, municipal water treatment facilities, government installations and other customers around the world. The Company’s power plants have generated more than 2.4 billion kilowatt hours of ultra-clean power using a variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas. For more information, please visit www.fuelcellenergy.com

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Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Conference Call Information

FuelCell Energy management will host a conference call with investors beginning at 10:00 a.m. Eastern Time on June 4, 2014 to discuss the second quarter 2014 results. An accompanying slide presentation for the earnings call will be available at http://fcel.client.shareholder.com/events.cfm immediately prior to the call.

Participants can access the live call via webcast on the Company website or by telephone as follows:

•	The live webcast of this call will be available on the Company website at www.fuelcellenergy.com. To listen to the call, select ‘Investors’ on the home page, then click on ‘events & presentations’ and then click on ‘Listen to the webcast’

•	Alternatively, participants in the U.S. or Canada can dial 877-303-7005

•	Outside the U.S. and Canada, please call 678-809-1045

•	The passcode is ‘FuelCell Energy’

FUELCELL ENERGY SECOND QUARTER 2014 RESULTS	PAGE 5

The webcast of the conference call will be available on the Company’s Investors’ page at www.fuelcellenergy.com. Alternatively, the replay of the conference call will be available approximately two hours after the conclusion of the call until midnight Eastern Time on Friday, June 6, 2014:

•	From the U.S. and Canada please dial 855-859-2056 or 800-585-8367

•	Outside the U.S. or Canada please call 404-537-3406

•	Enter confirmation code 47773131

Contact:	FuelCell Energy, Inc. Kurt Goddard, Vice President Investor Relations 203-830-7494 ir@fce.com

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FUELCELL ENERGY SECOND QUARTER 2014 RESULTS	PAGE 6

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	April 30, 2014	October 31, 2013
ASSETS
Current assets:
Cash and cash equivalents – unrestricted	$64,254	$67,696
Restricted cash and cash equivalents – short-term	4,889	5,053
Accounts receivable, net	34,735	49,116
Inventories, net	55,713	56,185
Other current assets	8,491	11,279

Total current assets	168,082	189,329
Restricted cash and cash equivalents – long-term	20,234	4,950
Property, plant and equipment, net	24,170	24,225
Goodwill	4,075	4,075
Intangible assets	9,592	9,592
Other assets, net	2,804	5,465

Total assets	$228,957	$237,636

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$1,346	$6,931
Accounts payable	14,613	24,535
Accrued liabilities	12,070	21,912
Deferred revenue	51,878	51,857
Preferred stock obligation of subsidiary	977	1,028

Total current liabilities	80,884	106,263
Long-term deferred revenue	19,733	18,763
Long-term preferred stock obligation of subsidiary	13,011	13,270
Long-term debt and other liabilities	14,501	52,675

Total liabilities	128,129	190,971

Redeemable preferred stock (liquidation preference of $64,020 at April 30, 2014 and October 31, 2013)	59,857	59,857
Total Equity (Deficit):
Shareholders’ equity (deficit)
Common stock ($.0001 par value; 400,000,000 and 275,000,000 shares authorized at April 30, 2014 and October 31, 2013, respectively; 256,424,681 and 196,310,402 shares issued and outstanding at April 30, 2014 and October 31, 2013, respectively)	26	20
Additional paid-in capital	839,557	758,656
Accumulated deficit	(797,636)	(771,189)
Accumulated other comprehensive income	211	101
Treasury stock, Common, at cost (45,550 and 5,679 shares at April 30, 2014 and October 31, 2013, respectively)	(95)	(53)
Deferred compensation	95	53

Total shareholders’ equity (deficit)	42,158	(12,412)
Noncontrolling interest in subsidiaries	(1,187)	(780)

Total equity (deficit)	40,971	(13,192)

Total liabilities and equity (deficit)	$228,957	$237,636

FUELCELL ENERGY SECOND QUARTER 2014 RESULTS	PAGE 7

FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended April 30,
	2014	2013
Revenues:
Product sales	$27,707	$34,375
Service agreements and license revenues	7,177	4,108
Advanced technologies contract revenues	3,390	3,953

Total revenues	38,274	42,436

Costs of revenues:
Cost of product sales	26,608	32,483
Cost of service agreements and license revenues	6,760	3,904
Cost of advanced technologies contract revenues	3,295	3,735

Total cost of revenues	36,663	40,122

Gross profit	1,611	2,314
Operating expenses:
Administrative and selling expenses	5,746	5,436
Research and development expenses	4,638	4,075

Total operating expenses	10,384	9,511

Loss from operations	(8,773)	(7,197)
Interest expense	(891)	(574)
Other income (expense), net	(6,307)	177

Loss before provision for income taxes	(15,971)	(7,594)
Provision for income taxes	(68)	(35)

Net loss	(16,039)	(7,629)
Net loss attributable to noncontrolling interest	196	264

Net loss attributable to FuelCell Energy, Inc.	(15,843)	(7,365)
Preferred stock dividends	(800)	(800)

Net loss to common shareholders	$(16,643)	$(8,165)

Loss per share basic and diluted
Basic	$(0.07)	$(0.04)
Diluted	$(0.07)	$(0.04)
Weighted average shares outstanding
Basic	243,289,058	190,431,554
Diluted	243,289,058	190,431,554

FUELCELL ENERGY SECOND QUARTER 2014 RESULTS	PAGE 8

FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except share and per share amounts)

	Six Months Ended April 30,
	2014	2013
Revenues:
Product sales	$62,167	$63,440
Service agreements and license revenues	12,137	9,077
Advanced technologies contract revenues	8,404	6,277

Total revenues	82,708	78,794

Costs of revenues:
Cost of product sales	59,636	62,427
Cost of service agreements and license revenues	10,917	10,389
Cost of advanced technologies contract revenues	8,345	5,975

Total cost of revenues	78,898	78,791

Gross profit	3,810	3
Operating expenses:
Administrative and selling expenses	10,600	10,868
Research and development expenses	9,553	7,402

Total operating expenses	20,153	18,270

Loss from operations	(16,343)	(18,267)
Interest expense	(2,252)	(1,140)
Income from equity investment	—	46
Other income (expense), net	(8,081)	(105)

Loss before provision for income taxes	(26,676)	(19,466)
Provision for income taxes	(178)	(42)

Net loss	(26,854)	(19,508)
Net loss attributable to noncontrolling interest	407	462

Net loss attributable to FuelCell Energy, Inc.	(26,447)	(19,046)
Preferred stock dividends	(1,600)	(1,600)

Net loss to common shareholders	$(28,047)	$(20,646)

Loss per share basic and diluted
Basic	$(0.13)	$(0.11)
Diluted	$(0.13)	$(0.11)
Weighted average shares outstanding
Basic	221,609,975	188,968,577
Diluted	221,609,975	188,968,577

FUELCELL ENERGY, INC.

Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended April 30,
	2014				2013
	GAAP As Reported	Non-GAAP Adjustments		Non-GAAP As Adjusted	GAAP As Reported	Non-GAAP Adjustments	Non-GAAP As Adjusted
Loss before provision for income taxes	$(15,971)	$5,896	(1)	$(10,075)	$(7,594)	$—	$(7,594)
Net loss	$(16,039)	$5,896		$(10,143)	$(7,629)	$—	$(7,629)
Net loss to common shareholders	$(16,643)	$5,896		$(10,747)	$(8,165)	$—	$(8,165)
Net loss per share to common shareholders
Basic	$(0.07)			$(0.04)	$(0.04)		$(0.04)
Diluted	$(0.07)			$(0.04)	$(0.04)		$(0.04)

	Six Months Ended April 30,
	2014				2013
	GAAP As Reported	Non-GAAP Adjustments		Non-GAAP As Adjusted	GAAP As Reported	Non-GAAP Adjustments	Non-GAAP As Adjusted
Loss before provision for income taxes	$(26,676)	$8,339	(1)	$(18,337)	$(19,466)	$—	$(19,466)
Net loss	$(26,854)	$8,339		$(18,515)	$(19,508)	$—	$(19,508)
Net loss to common shareholders	$(28,047)	$8,339		$(19,708)	$(20,646)	$—	$(20,646)
Net loss per share to common shareholders
Basic	$(0.13)			$(0.09)	$(0.11)		$(0.11)
Diluted	$(0.13)			$(0.09)	$(0.11)		$(0.11)

Notes to Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations

For the Three and Six Months Ended April 30, 2014 and 2013

Results of Operations are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures which exclude non-recurring items in order to measure operating periodic performance. We have added this information because we believe it helps in understanding the results of our operations on a comparative basis. This adjusted information supplements and is not intended to replace performance measures required by U.S. GAAP disclosure.

Notes to the reconciliation of GAAP to non-GAAP Consolidated Statements of Operations information are as follows:

(1) Adjustment for the three and six months ended April 30, 2014 represents expense associated with the conversion of $22.0 million and $37.0 million, respectively, of the $38.0 million Senior Unsecured Convertible notes offset by a favorable impact from the fair value adjustment required on the embedded derivatives in the Senior Unsecured Convertible notes in accordance with Accounting Standards Codification (ASC) 815 – Derivatives and Hedging.